Exhibit 99.1

PolarityTE Announces Formation of Strategic Review Committee

SALT LAKE CITY, January 11, 2021 – PolarityTE, Inc. (Nasdaq: PTE), a biotechnology company developing regenerative tissue products and biomaterials, announced today that the Board of Directors has formed a strategic review committee with a view to enhancing shareholder value. The committee will focus on reviewing operational strategies and practices that advance the regulatory process for SkinTE and future financings, if any, that may be helpful in advancing the Company’s strategies and making recommendations to the Board. The committee also has the authority to review the Company’s potential strategic opportunities and transactions that may arise in the future and make recommendations to the Board regarding those matters, as appropriate.

Peter Cohen, Chairman of the Board, commented, “The Board of Directors is committed to maximizing shareholder value and believes the Company’s lead asset, SkinTE, offers tremendous benefits to patients suffering from debilitating wounds.” Mr. Cohen continued, “The Board believes that, working with the FDA, the pursuit of a BLA for SkinTE is the right path to improving shareholder value in the future.”

About PolarityTE®

PolarityTE is focused on transforming the lives of patients by discovering, designing, and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures products from the patient’s own tissue and uses the patient’s own body to support the regenerative process. From a small piece of healthy autologous tissue, the company creates an easily deployable, dynamic, and self-propagating product designed to regenerate the target tissues. PolarityTE’s innovative methods are intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions and include statements about the completion of the registered direct offering, the satisfaction of customary closing conditions related to the offering and the intended use of net proceeds from the offering. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law. Our actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov).

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are trademarks or registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

Rich Haerle

VP, Investor Relations

PolarityTE, Inc.

ir@PolarityTE.com

(385) 315-0697